ISSI Announces Third Fiscal Quarter 2014 Results

Record Revenue of $84.8 Million, Operating Margin Increases to 7.5% Initiates Quarterly Cash Dividend

MILPITAS, Calif., July 24, 2014 /PRNewswire/ -- Integrated Silicon Solution, Inc. (Nasdaq: ISSI) today reported financial results for the third fiscal quarter ended June 30, 2014.

Third Fiscal Quarter and Recent Highlights:

  Revenue grew 4.9% to a record $84.8 million compared to $80.9 million in the second fiscal quarter of 2014, and grew 9.1% compared to $77.8 million in the third fiscal quarter of 2013;
  Gross margin was 34.5%, compared to 34.3% in the March 2014 quarter and 33.5% in the June 2013 quarter;
  DRAM revenue increased 14.9% and SRAM revenue increased 6.3% over the prior year period;
  Industrial, medical, and military (IMM) revenue increased 32.3% and automotive revenue grew 12.1% year-over-year;
  GAAP net income was $0.19 per diluted share and non-GAAP net income was $0.25 per diluted share;
  Generated $7.4 million in cash flow from operations and ended the quarter with cash and short-term investments of $142.2 million;
  Announced the industry's first 115C DRAM for automotive applications, an 8Gb DDR3/DDR3L for communications markets, and an expanded high performance Serial NOR Flash product line; and
  Announced quarterly cash dividend program.

"We reported our third consecutive quarterly revenue record with sales growing by almost 5% sequentially, driven by strength in our IMM and automotive markets as well as improved revenue in the communications market," said Scott Howarth, ISSI's President and CEO. "During the quarter, we also achieved solid margin performance with operating margin increasing to 7.5% as a result of our ongoing focus on cost reductions and operating leverage. We are particularly excited about our new product announcements, including the industry's first 115C DRAM targeting growing automotive applications such as camera systems. Looking ahead, we see opportunities for further market share gains with these new products and our expanded product line as our customers continue to seek long-term support for their memory needs.

"We also announced the initiation of a quarterly cash dividend to provide a return of capital to our stockholders. The Board's decision reflects confidence in our financial performance and future cash flows."

Third Fiscal Quarter 2014 Results
Revenue in the third fiscal quarter ended June 30, 2014 was $84.8 million, compared to $80.9 million in the second fiscal quarter of 2014 and $77.8 million in the third fiscal quarter of 2013. Revenue in the third fiscal quarter of 2014 consisted of $75.8 million of SRAM and DRAM revenue, $7.0 million of NOR flash revenue, and $2.0 million of analog revenue. SRAM and DRAM revenue increased 4.0% from the March 2014 quarter and 12.3% from the June 2013 quarter.

Gross margin in the third fiscal quarter was 34.5%, compared to 34.3% in the March 2014 quarter, and 33.5% in the June 2013 quarter.

During the quarter, the Company continued to sell a portion of the Nanya shares it purchased in September 2012, realizing a gain of $2.1 million. The Company has now sold all of the Nanya shares that were immediately tradable. In total, the Company sold shares with a cost basis of $16.2 million and recognized aggregate gains of $21.2 million.

GAAP income tax expense in the third fiscal quarter was $2.4 million, compared to $2.9 million in the March 2014 quarter and $5.2 million in the June 2013 quarter.

GAAP net income in the third fiscal quarter of 2014 was $6.2 million, or $0.19 per diluted share, compared to GAAP net income of $8.8 million, or $0.28 per diluted share, in the March 2014 quarter and GAAP net income of $7.1 million, or $0.24 per diluted share, in the June 2013 quarter.

Third quarter non-GAAP net income was $7.9 million, or $0.25 per diluted share, compared to $7.2 million, or $0.23 per diluted share, in the March 2014 quarter and $6.7 million, or $0.23 per diluted share, in the June 2013 quarter.

Non-GAAP results exclude stock based compensation, amortization of intangibles related to acquisitions, gains on the sales of investments, and non-cash tax expense. A reconciliation of GAAP results to non-GAAP results is provided in the financial statement tables following the text of this press release.

September Quarter Outlook
The Company expects total revenue for the September quarter to range between $85.0 million and $89.0 million, consisting of SRAM and DRAM revenue of between $76.0 million and $78.5 million, NOR flash revenue between $7.0 million and $8.0 million, and analog revenue of between $2.0 million and $2.5 million. Gross margin for the September quarter is expected to range between 34.0 percent and 35.0 percent. Operating expenses are expected to range between $22.5 million and $23.5 million. GAAP net income is expected to be between $0.15 and $0.19 per diluted share and non-GAAP net income is expected to range between $0.25 and $0.29 per diluted share.

Conference Call Information
A conference call will be held today at 7:00 a.m. Pacific Time to discuss the Company's third fiscal quarter financial results. To access ISSI's conference call via telephone, dial 888-556-4997 by 6:50 a.m. Pacific Time. The participant passcode is 1172961. The call will also be webcast from ISSI's website at http://www.issi.com.

Non-GAAP Financial Information
In addition to disclosing results determined in accordance with GAAP, ISSI discloses its non-GAAP operating income, provision for income taxes and net income for certain periods that exclude stock based compensation, the amortization of intangibles related to acquisitions, gains on sales of investments, and non-cash tax expense. When presenting non-GAAP results, the Company includes a reconciliation of the non-GAAP results to the results under GAAP. Management believes that including the non-GAAP results assists investors in assessing the Company's operational performance and its performance relative to its competitors. The Company has presented its non-GAAP results as a complement to its results provided in accordance with GAAP, and these results should not be regarded as a substitute for GAAP. Management uses non-GAAP measures to plan and forecast future periods, to establish operational goals, to compare with its business plan and individual operating budgets, to assist the public in measuring the Company's performance, to allocate resources and, relative to the Company's historical financial performance, to enable comparability between periods. Management also considers such non-GAAP results to be an important supplemental measure of its performance. The economic substance behind management's decision to use such non-GAAP measures relates to the non-GAAP measures being a useful measure of the potential future performance of the Company's business. In line with common industry practice and to help enable comparability with other technology companies, the Company's non-GAAP presentation excludes the impact of the items described above. Other companies may calculate non-GAAP results differently than the Company, limiting its usefulness as a comparative measure. In addition, such non-GAAP measures may exclude financial information that some may consider important in evaluating the Company's performance. Management compensates for the foregoing limitations of non-GAAP measures by presenting certain information on both a GAAP and non-GAAP basis and providing reconciliations of the GAAP and non-GAAP measures.

About the Company
ISSI is a fabless semiconductor company that designs and markets high performance integrated circuits for the following key markets: (i) automotive, (ii) communications, (iii) industrial, medical, and military, and (iv) digital consumer. The Company's primary products are low, medium and high density DRAM and high speed and low power SRAM. The Company also designs and markets NOR flash products and high performance analog and mixed signal integrated circuits. ISSI is headquartered in Silicon Valley with worldwide offices in Taiwan, Japan, Singapore, China, Europe, Hong Kong, India, and Korea. Visit our web site at http://www.issi.com/.

Forward Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning our ongoing focus on cost reductions and operating leverage, opportunities for further share gains with new products and our expanded product line as our customers continue to seek long-term support for their memory needs, confidence in our financial performance and future cash flows and our outlook for the September 2014 quarter with respect to total revenue, SRAM and DRAM revenue, NOR flash revenue, analog revenue, gross margin, operating expenses and GAAP and Non-GAAP net income per share are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include supply and demand conditions in the market place (especially in the automotive market and the IMM market), unexpected reductions in average selling prices for our products, our ability to sell our products in our key markets (including automotive and IMM) and the pricing and gross margins achieved on such sales, our ability to continue to control or reduce operating expenses, our ability to obtain a sufficient supply of wafers, wafer pricing, our ability to maintain sufficient inventory of products to satisfy customer orders, our ability to realize the expected benefits of our acquisitions including maintaining relationships with key customers, vendors and employees, changes in manufacturing yields, order cancellations, order rescheduling, product warranty claims, competition, the level and value of inventory held by OEM customers or other risks listed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended September 30, 2013 and Form 10-Q for the period ended March 31, 2014. In addition, the financial information in this press release is unaudited and subject to any adjustments that may be made in connection with the year-end audit. The Company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

Integrated Silicon Solution, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Three Months Ended
	June 30,		March 31,
	2014	2013	2014

Net sales	$ 84,834	$ 77,788	$ 80,868
Cost of sales	55,538	51,741	53,118
Gross profit	29,296	26,047	27,750

Operating expenses:
Research and development	10,978	10,583	10,827
Selling, general and administrative	11,942	10,829	11,469
Total operating expenses	22,920	21,412	22,296

Operating income	6,376	4,635	5,454
Interest and other income (expense), net	99	546	375
Gain on the sale of investments	2,140	7,280	6,039

Income before income taxes	8,615	12,461	11,868
Provision for income taxes	2,388	5,215	2,910

Consolidated net income	6,227	7,246	8,958

Net income attributable to
noncontrolling interests	(41)	(182)	(146)

Net income attributable to ISSI	$ 6,186	$ 7,064	$ 8,812

Basic net income per share	$ 0.20	$ 0.25	$ 0.30
Shares used in basic per share calculation	30,312	28,293	29,818

Diluted net income per share	$ 0.19	$ 0.24	$ 0.28
Shares used in diluted per share calculation	31,963	29,755	31,244

Reconciliation of GAAP to Non-GAAP Financial Measures

Operating income:
GAAP operating income	$ 6,376	$ 4,635	$ 5,454
Adjustments:
Chingis intangible asset amortization	347	336	347
Stock-based compensation expense	1,539	1,464	1,555
Total adjustments	1,886	1,800	1,902
Non-GAAP operating income	$ 8,262	$ 6,435	$ 7,356

Provision for income taxes:
On a GAAP basis	$ 2,388	$ 5,215	$ 2,910
Adjustments:
Tax impact of gains on sale of investments	749	2,839	2,114
Non-cash tax expense	1,204	2,295	409
Total adjustments	1,953	5,134	2,523
Non-GAAP provision for income taxes	$ 435	$ 81	$ 387

Net income attributable to ISSI:
On a GAAP basis	$ 6,186	$ 7,064	$ 8,812
Adjustments:
Chingis intangible asset amortization	347	336	347
Stock-based compensation expense	1,539	1,464	1,555
Gain on sales of investment	(2,140)	(7,280)	(6,039)
Tax impact of gains on sale of investments	749	2,839	2,114
Non-cash tax expense	1,204	2,295	409
Total adjustments	1,699	(346)	(1,614)
Non-GAAP net income	$ 7,885	$ 6,718	$ 7,198

Shares used in Non-GAAP net income per share:
Basic	30,312	28,293	29,818
Diluted	31,963	29,755	31,244

Non-GAAP net income per share:
Basic	$ 0.26	$ 0.24	$ 0.24
Diluted	$ 0.25	$ 0.23	$ 0.23

Integrated Silicon Solution, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	September 30,
	2014	2013
	(unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$ 139,469	$ 119,997
Restricted cash	1,000	-
Short-term investments	1,746	21,558
Accounts receivable, net	50,329	46,088
Inventories	80,097	68,469
Other current assets	18,585	16,928

Total current assets	291,226	273,040
Property and equipment, net	50,221	46,504
Purchased intangible assets, net	5,440	6,626
Goodwill	9,178	9,178
Other assets	33,784	26,521
Total assets	$ 389,849	$ 361,869

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 46,982	$ 50,229
Accrued compensation and benefits	10,155	8,072
Accrued expenses	10,834	7,357
Current portion of long-term debt	195	195

Total current liabilities	68,166	65,853

Long-term debt	4,388	4,534
Other long-term liabilities	5,083	8,712

Total liabilities	77,637	79,099

Commitments and contingencies

Stockholders' equity:
Common stock	3	3
Additional paid-in capital	360,293	343,947
Accumulated deficit	(52,065)	(72,498)
Accumulated other comprehensive income	1,760	9,121

Total ISSI stockholders' equity	309,991	280,573

Noncontrolling interest	2,221	2,197

Total stockholders' equity	312,212	282,770
Total liabilities and stockholders' equity	$ 389,849	$ 361,869

(1) Derived from audited financial statements.

CONTACT: John M. Cobb, Chief Financial Officer, Investor Relations, (408) 969-6600, ir@issi.com; Shelton Group, Leanne Sievers, EVP, P: 949-224-3874, E: lsievers@sheltongroup.com; Matt Kreps, Managing Director, P: 214-272-0073, E: mkreps@sheltongroup.com